Exhibit 99.1

 PSB Announces 4th Consecutive Year of Record Earnings

 Wausau, Wisconsin - January 24, 2002

 HIGHLIGHTS

 o Calendar 2002 diluted earnings per share (EPS) of $2.60 compared to $2.00 in 2001.

 o Quarterly diluted EPS of $.80, up 54% over prior year quarter.

 o Asset growth of 8% to $371 million compared to December 2001.

 o Calendar 2002 return on average equity of 15.97%, up 2% over 2001.

 o Record year-end dividend of $.375 per share to be paid January 27, 2003.

 PSB Holdings, Inc. (OTCBB:PSBQ.OB), parent company of Peoples State Bank of Wausau, Wisconsin today reported fourth quarter December 2002 earnings of $.80 per share, compared to $.52 per share during the fourth quarter of 2001. Calendar 2002 earnings were $2.61 per share ($2.60 fully diluted) compared to $2.00 in 2001. Book value increased to $17.59, compared to $15.10 at December 2001. A 2 for 1 stock split was effective November 19, 2002. All per share information has been updated to reflect the split. Financial performance is expressed in thousands, except per share data.

 Peoples State Bank is headquartered in Wausau, Wisconsin with seven retail locations serving north central Wisconsin in Marathon, Lincoln, Oneida, and Vilas counties. In addition to traditional loan and deposit products, the Bank provides investments and retirement planning and long-term fixed rate residential mortgages.

 Net income for the quarter ended December 31, 2002 was $1,332 compared to $1,051 in the third quarter of 2002 and $873 in December 2001. Operating results for the fourth quarter 2002 generated an annualized return on average assets (ROA) and return on average equity (ROE) of 1.45% and 18.43%, respectively. Comparable ratios for the same quarter in 2001 were ROA of 1.05% and ROE of 13.60%.

 Net income for the year ended December 31, 2002 was $4,365 compared to $3,366 in 2001, an increase of 30% and the 4{th} consecutive year of record earnings. ROA and ROE were 1.25% and 15.97% in 2002, respectively, compared to 1.05% and 13.96% in 2001.

 NET INTEREST INCOME

 Improved net interest income was a significant contributor to increased earnings. Net interest income increased $354 from $2,934 for the quarter ended December 31, 2001 to $3,288 for the current quarter ended December 31, 2002. Tax-adjusted net interest margin as a percent of average interest earning assets remained the same as the year earlier quarter at 3.89%. Net interest margin for calendar 2002 was 3.95% compared to 3.73% during calendar 2001.
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 Also contributing to the increase in net interest income during 2002 was growth in total average loans of $25,597, or 11% over the comparable year-ago quarter. Total assets increased to $371,468 at December 31, 2002, an increase of 8% over December 31, 2001.

 The Company holds a substantial amount of adjustable rate commercial real estate loans whose yield is based on the prime rate, which decreased during November 2002. Although the cost of funding sources is closely managed, management expects the net interest margin to decrease during the first quarter of 2003 by up to 10 basis points as a result of the downward pricing of adjustable rate loans. However, net interest income dollars are expected to increase due to continued loan growth during the first quarter of 2003.

 SERVICE FEE AND NONINTEREST INCOME

 Noninterest income grew $242 in the fourth quarter 2002 to $1,040 compared to $798 in 2001. For the year, noninterest income increased 48% from $2,065 in 2001 to $3,048 in 2002. The majority of this growth was from an increase of income from the sale of long-term fixed rate mortgage loans. Gain on sale of such loans during the quarter was $850 (before a valuation allowance of $269) in December 2002 compared to $537 during December 2001. The majority of loans sold to outside investors continue to be serviced by the Bank directly with the customer. The valuation allowance was required to recognize a decrease in the fair value of these servicing rights as long-term mortgage financing rates fell towards the end of 2002 increasing the likelihood of prepayments.

 At December 31, 2002, the Bank serviced over $95 million of loans for the Federal Home Loan Bank of Chicago compared to $36 million in the prior year period. For the year 2002, gain on sale of loans, net of provision for valuation allowances was $1,223 compared to $683 during 2001. President and CEO David Kopperud remarked, "Peoples was the leading local bank home lender in Marathon County during 2002 serving the housing finance needs of almost 1,400 families in our communities."

 Management does not expect the current level of mortgage refinancing income to continue in 2003. Therefore, the Company intends to replace this income with ongoing servicing fees of the existing mortgage portfolio and additional investment and insurance sales income. The Bank recently increased the number of commissioned investment sales professionals on staff. Executive Vice President David Svacina recently announced "Peoples is proud to offer our customers two additional sales professionals in our Wausau - Eastside and Rhinelander, Wisconsin locations".

 OPERATING EXPENSES

 Noninterest operating expenses increased $66 to $2,072 in December 2002 compared to $2,006 during December 2001, an increase of 3.3%. However, operating costs as a percentage of average assets decreased from 2.42% in December 2001 to 2.26% in the current quarter. For the quarter, the majority of the increase in operating expenses was from additional data processing and operations costs. These additional operating costs have been offset by increased revenue, as the expense efficiency ratio has improved from 52.20% in December 2001, to 46.42% in the current quarter.

 For the year, operating expenses increased $912, or 12.5%, from $7,315 in 2001 to $8,227 in 2002. However, the annual efficiency ratio improved from 54.50%
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 in 2001 to 50.68% in 2002.  Even if the additional income over 2001 from the gain on sale of loans is excluded from 2002, the efficiency ratio improved compared to 2001. Management believes the Company's core operations continue to operate efficiently and additional operating costs are incurred when supported by additional revenue.

 The Company opened a full service brick and mortar location in Rhinelander, Wisconsin during autumn 2002. Management has budgeted for substantial growth in that location during 2003 to offset the additional fixed and operating costs. Prior to opening the new location, the Company operated a grocery store branch which held over $22 million in loans receivable after its first 4 years as Bank personnel established strong contacts in the Rhinelander community. The Company plans to continue to operate the grocery store branch during the coming year.

 Increased loan activity at the Rhinelander location is anticipated to be funded with cash flow from maturing investment securities, increased deposits at the Rhinelander locations, and wholesale funds as needed. Executive Vice-President David Svacina noted "Growth at our Rhinelander location is important to net income and margin growth during 2003. The Bank experienced strong growth in this community with limited customer facilities, and we are excited about the advantages we can provide our customers with the convenient new full service location."

 CREDIT QUALITY AND CAPITALIZATION

 The Company ceases to accrue interest on loans which are 90 days past due and considers them nonperforming loans. Nonperforming loans also includes restructured loans until 6 consecutive monthly payments are received under the new loan terms. During 2002, the Company aggressively managed past due customers and lowered the level of nonperforming loans to gross loans from 1.68% at December 2001 to .94% at December 2002. The Company also tracks delinquencies on a contractual basis quarter to quarter. Loans contractually delinquent 30 days or more as a percentage of gross loans were .87% and 1.68% at December 31, 2002 and 2001, respectively.

 The allowance for loan losses was 1.22% of gross loans at December 2002 compared to 1.24% at December 2001. Management reviews the activity in identified problem loans weekly and recognizes adequate and reasonable loan loss reserves as required.

 Average tangible stockholder's equity was 7.71% during the quarter ended December 2002 compared to 7.61% in the prior year quarter. Management believes the Company to be well capitalized at December 31, 2002 and during 2003 based on planned asset growth. Although the Company will continue a buyback program of purchasing up to 1% of outstanding shares in 2003, management anticipates retaining capital to support asset growth while continuing a cash dividend to shareholders.

 Forward Looking Statements

 Certain matters discussed in this news release, including those relating to the growth of the Company and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release. Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions described under "Cautionary Statement Regarding Forward Looking Information" in Item 1 of the company's Form 10-K for the year ended December 31, 2001. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
                            (tables follow)
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
 PSB Holdings, Inc.                                   (Unaudited)
 Financial Highlights               Three Months Ended           Twelve Months Ended
 (Dollars in Thousands,                 December 31,                 December 31,

   Except per Share Data)           2002          2001            2002            2001
 EARNINGS
 Net Income                    $    1,332   $       873      $    4,365       $    3,366
 Diluted Earnings per Share          0.80          0.52            2.60             2.00
 Net Book Value per Share           17.59         15.10           17.59            15.10

 PERIOD END BALANCE SHEET

 Gross Loans Receivable          $259,173      $239,542        $259,173         $239,542
 Total Assets                     371,468       344,296         371,468          344,296
 Deposits                         297,831       273,635         297,831          273,635
 Borrowings                        41,302        42,327          41,302           42,327

 KEY EARNINGS RATIOS
 (ANNUALIZED AND TAX ADJUSTED)

 Return on Average Assets            1.45%        1.05%           1.25%             1.05%
 Return on Stockholders' Equity     18.43%       13.60%          15.97%            13.96%
 Net Interest Margin                 3.89%        3.89%           3.95%             3.73%
 Efficiency Ratio                   46.42%       52.20%          50.68%            54.50%

 CREDIT QUALITY AND CAPITALIZATION

 Allowance for Loan Losses
  To Gross Loans                     1.22%        1.24%           1.22%             1.24%
 Net Loans Charge-offs to
  Average Loans                      0.21%        0.11%           0.33%             0.14%
 Average Tangible Stockholders'
  Equity to Average Assets           7.71%        7.61%           7.66%             7.53%

 SHARE PRICE INFORMATION

 High                          $    25.00   $    16.70      $    25.00        $    20.00
 Low                                20.55        15.38           16.63             13.50
 Market Value at Period End         25.00        16.70           25.00             16.70

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
 PSB Holdings, Inc.
 Consolidated Statements of Income
                                        Three Months Ended         Twelve Months Ended
 (Dollars in Thousands,                     December 31,               December 31,
 Except per Share Data - Unaudited)    2002           2001         2002           2001
 Interest Income:
  Interest and Fees on Loans      $    4,556   $      4,524     $  18,022    $   19,263
  Interest on Securities:
     Taxable                             691            723         2,724         2,866
     Tax-exempt                          224            217           898           775
  Other Interest and Dividends            68            107           271           523
     Total Interest Income             5,539          5,571        21,915        23,427
 Interest Expense:
  Deposits                             1,640          2,007         6,835         9,770
  Short-term Borrowings                   34             53           149           432
  Long-term FHLB Advances                577            577         2,289         2,266
     Total Interest Expense            2,251          2,637         9,273        12,468
 Net Interest Income                   3,288          2,934        12,642        10,959
 Provision for Loan Losses               300            440         1,110           890
 Net Interest Income after Provision
  for Loan Losses                      2,988          2,494        11,532        10,069
 Noninterest Income:
  Service Fees                           327            267         1,217         1,010
  Gain on Sale of Loans                  850            537         1,492           683
  Provision for Valuation Allowance     (269)             -          (269)            -
  Investment and Insurance
     Sales Commissions                    61             33           250           183
  Other Noninterest Income                71            (39)          358           189
     Total Noninterest Income          1,040            798         3,048         2,065
 Noninterest Expense:
  Salaries and Employee Benefits       1,192          1,309         4,927         4,419
  Occupancy                              262            214         1,094           917
  Data Processing and Other
     Office Operations                   170            145           583           523
  Advertising and Promotion               65             55           319           307
  Other Noninterest Expenses             383            283         1,304         1,149
     Total Noninterest Expense         2,072          2,006         8,227         7,315
 Income Before Provision for
  Income Taxes                         1,956          1,286         6,353         4,819
 Provision for Income Taxes              624            413         1,988         1,453
 Net Income                       $    1,332  $         873    $    4,365  $      3,366

 Basic Earnings per Share         $     0.80  $        0.52    $     2.61  $       2.00
 Diluted Earnings per Share       $     0.80  $        0.52    $     2.60  $       2.00

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
 PSB Holdings, Inc.
 Consolidated Balance Sheets

 December 31, 2002 Unaudited,  December 31, 2001 Derived from Audit
 Financial Statements)
 (Dollars in Thousands, Except per Share Data)                        2002       2001
 Assets
 Cash and Due from Banks                                      $     15,890   $    16,736
 Interest-bearing Deposits and Money Market Funds                    5,490         3,539
 Federal Funds Sold                                                    172         5,275
 Securities:
  Held to Maturity (Fair Value of $20,355 in 2001)                                20,287
  Available for Sale (At Fair Value)                                81,056        50,157
 Federal Home Loan Bank Stock (At Cost)                              2,264         2,151
 Loans Held for Sale                                                   949         1,403
 Loans Receivable, Net of Allowance for Loan Losses of $3,158
  And $2,969, Respectively                                         256,015       236,574
 Accrued Interest Receivable                                         1,732         1,873
 Foreclosed Assets, Net                                                573           421
 Premises and Equipment                                              6,158         4,755
 Mortgage Servicing Rights, Net                                        697           284
 Other Assets                                                          472           841
 Total Assets                                                  $   371,468   $   344,296

 Liabilities
 Non-interest-bearing Deposits                                 $    45,458   $    41,507
 Interest-bearing Deposits                                         252,373       232,128
  Total Deposits                                                   297,831       273,635

 Short-term Borrowings                                               3,302         4,327
 Long-term Federal Home Loan Bank Advances                          38,000        38,000
 Accrued Expenses and Other Liabilities                              3,033         2,984
  Total Liabilities                                                342,166       318,946

 Stockholders' Equity
 Common Stock - No Par Value with a Stated Value
  of $1 per Share:
  Authorized - 3,000,000 Shares
  Issued - 1,804,850 Shares                                          1,805         1,805
 Additional Paid-in Capital                                          7,150         7,159
 Retained Earnings                                                  21,607        18,186
 Unrealized Gain on Securities Available for Sale, Net of Tax
                                                                     1,306           491
 Treasury Stock, at Cost - 138,748 and 125,440 Shares,
  Respectively                                                      (2,566)       (2,291)
  Total Stockholders' Equity                                        29,302        25,350

 Total Liabilities and Stockholders' Equity                   $    371,468   $   344,296